Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration No. 333-153509 on Form S-3 and Registration Statement No. 333-145036 on Form S-8 of Dolan Media Company of our report dated December 18, 2009, relating to our audits of the consolidated financial statements of Dolan Media Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements —an amendment of Accounting Research Bulletin No. 51), as of and for the year ended December 31, 2008, included in this Current Report on Form 8-K.

/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
December 18, 2009